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                                                                   Exhibit 5.1


                             ROSENMAN & COLIN LLP
                              575 MADISON AVENUE
                           NEW YORK, NEW YORK 10022

                               March 24, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have acted as counsel to Carrols Corporation (the "Company"), a Delaware corporation, as well as Carrols Realty Holdings Corp., Carrols Realty I Corp., Carrols Realty II Corp., Carrols J.G. Corp., Quanta Advertising Corp., Pollo Franchise, Inc. and Pollo Operations, Inc. (together the "Guarantors") in connection with the registration statement (the "Registration Statement") on Form S-4 filed with the Securities and Exchange Commission on February 2, 1999 (as amended on March 24, 1999) in connection with the registration of $170,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes Due 2008 (the "Notes") of the Company, and in connection with the registration of the guarantees (the "Guarantees") of the Notes by the Guarantors.

In rendering this opinion, we have examined (i) the Indenture between the Company, the Guarantors and IBJ Schroder Bank & Trust Company (now known as IBJ Whitehall Bank & Trust Company), dated November 24, 1998, pursuant to which the Notes will be issued; (ii) the Notes; (iii) the Registration Statement; (iv) the Restated Certificate of Incorporation of the Company; (v) the Restated By-laws of the Company; (vi) resolutions of the Board of Directors of the Company, dated May 12, 1998 and November 18, 1998; (vii) Certificates of Incorporation and By-laws of each of the Guarantors; (viii) resolutions of the Board of Directors of each of the Guarantors, dated August 10, 1998 and November 18, 1998; and
(ix) such other documents, and made such inquiries as to questions of law, as we have deemed necessary.

Based upon the foregoing, it is our opinion that when (i) the Notes have been
(a) duly authenticated in accordance with the Indenture and (b) issued, exchanged and delivered in the manner and for the consideration stated in the Indenture, the Prospectus and the Letter of Transmittal, which have been, or forms of which have been, filed as part of, or as exhibits to, the Registration Statement; (ii) the Registration Statement has become effective under the Securities Act of 1933, as amended; and (iii) the Notes have been qualified as required under the laws of those jurisdictions in which they are to be issued and exchanged then (A) the Notes will be legally issued, fully paid and non-assessable and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or other similar laws, now or hereafter in effect, and equitable considerations of any court before which enforcement may be sought, and (B) the Guarantees will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or other similar laws, now or hereafter in effect, and equitable considerations of any court before which enforcement may be sought.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments or supplements thereto, under the caption "Legal Matters."

                                       Very truly yours,

                                       ROSENMAN & COLIN LLP



                                       By: /s/ David H. Landau
                                          --------------------
                                          A Partner